EX-99.30(E)(6)

Application Part 2 for Ages 0 - 14

Minnesota Life Insurance Company - a Securian Financial company
Life New Business • 400 Robert Street North, St. Paul, MN 55101-2098

Proposed insured name (last, first, middle)	Date of birth

		Yes	No
1.	Is the proposed insured taking or have they been prescribed any prescription or nonprescription medication, drugs, or supplements?	☐	☐
2.	Has the proposed insured ever been treated, diagnosed, tested positive for or given medical advice by a member of the medical profession for:		
	A. Paralysis; epilepsy; seizure/convulsions, sleep apnea or any other sleep disorder; headaches; fainting spells or dizziness; depression; stress disorders; anxiety disorders; attention deficit disorder; or any other brain, nervous, mental or emotional disorder?	☐	☐
	B. Heart murmur; irregular heartbeat; any congenital heart defect or any other disease or disorder of the heart or blood vessels?	☐	☐
	C. Asthma; shortness of breath; bronchitis; pneumonia; chronic cough; or any other lung or respiratory disorder?	☐	☐
	D. Abdominal pain; recurrent diarrhea; or any other disease or disorder of the liver, pancreas, stomach, or intestines?	☐	☐
	E. Kidney stone; protein, sugar, blood or blood cells in the urine; or any disorder of the urinary tract, bladder or kidneys?	☐	☐
	F. Diabetes; thyroid disorder; lymph node enlargement; skin disorder; or disorder of any other glands?	☐	☐
	G. Cancer; tumor; or cyst?	☐	☐
	H. Anemia, leukemia; or other blood disorder?	☐	☐
	I. Arthritis; or any bone, joint, or muscle disorder?	☐	☐
	J. Disorder of the eyes, ears, nose or throat?	☐	☐
	K. Any congenital abnormality or birth defect?	☐	☐
	L. Any immune system diseases or disorders except those related to the Human Immunodeficiency Syndrome (HIV virus)?	☐	☐
	M. Any chronic or recurrent fever, fatigue, or viral illness?	☐	☐
3.	Has the proposed insured ever been diagnosed by a member of the medical profession or tested positive for the Human Immunodeficiency Virus (HIV virus) or Acquired Immune Deficiency Syndrome (AIDS)?	☐	☐
4.	Other than above, has the proposed insured in the past five years:		
	A. Consulted, or been advised by a member of the medical profession to consult a physician, psychiatrist, psychologist, therapist, counselor, chiropractor, or other health care practitioner? (Include regular check-ups).	☐	☐
	B. Been treated, examined or advised by a member of the medical profession for a check-up, illness, or surgery, or been treated or evaluated at a hospital or any other health care facility?	☐	☐
	C. Had an MRI, CT scan, EEG, x-ray, echocardiogram, angiography, blood studies or any other diagnostic test excluding those tests related to the Human Immunodeficiency Virus (AIDS virus)?	☐	☐
	D. Been advised by a member of the medical profession to have any test, hospitalization, or surgery which was not completed?	☐	☐

Securian Financial is the marketing name for Minnesota Life Insurance Company. DA

ICC22-20246 1 of 3

5. Weight:___________ LBS. Height:_____ FT IN Yes No In the past 12 months, has the proposed insured lost weight? a. If yes, provide how many pounds lost b. Has the proposed insured’s change in weight been attributed by a member of the medical profession to any of the above medical conditions? c. If yes, which medical condition? d. If no, please check all that apply to the insured’s weight loss in the last 12 months: Diet Exercise Surgery Unknown 6. Family history: Please indicate if a parent or sibling of the proposed insured has been diagnosed or treated by a member of the medical profession for heart or vascular disease, cancer, diabetes, high blood pressure, or kidney disease. If deceased, provide cause of death. Age(s) Health History Age(s) Cause of Death Father Mother Siblings Living Deceased Siblings 7. Does the proposed insured have a personal physician or belong to an H.M.O. or clinic? If so, please provide information below. Name Phone number Street address City State Zip code Date last seen Reason DA ICC22-20246 2 of 3

Additional Information I have read the statements and answers recorded on this Application Part 2; they are to the best of my knowledge and belief true, complete, and correctly recorded. I agree that they will become part of this application and any policy issued on it. Parent/conservator/guardian signature Parent/conservator/guardian (please print) Date X DA ICC22-20246 3 of 3